Exhibit 4.2

Amended through May 13, 2010

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this Agreement”) is made and entered into effective as of the 1st day of January, 2008, by and among BATS Holdings, Inc. (n/k/a BATS Global Markets, Inc.), a Delaware corporation (the “Company”), and all stockholders of the Company signatory hereto or who hereafter become a party to this Agreement (the “Stockholders”).

WHEREAS, the current Stockholders were previously stockholders of BATS Trading, Inc., a Delaware corporation (“BATS Trading”), and together with BATS Trading were parties to an Investor Rights Agreement, dated as of August 31, 2006 (the “Original Agreement”);

WHEREAS, pursuant to that certain Contribution and Exchange Agreement, dated effective as of January 1, 2008 (the “Contribution Agreement”), by and among the Company, BATS Trading, the stockholders of BATS Trading and the holders of options issued under the BATS Trading, Inc. Stock Option Plan pursuant to which the stockholders of BATS Trading contributed their shares of BATS Trading common stock to the Company in exchange for shares of common stock of the Company in a transaction under Section 351 of the Internal Revenue Code, as amended, and the holders of options under the BATS Trading, Inc. Stock Option Plan agreed to the cancellation of such options and the substitution of substantially identical options;

WHEREAS, the parties have agreed pursuant to the Contribution Agreement to terminate the Original Agreement and enter into this Agreement to govern the rights of the Stockholders with respect to the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto hereby agree as follows:

Section 1. General Provisions.

1.1. Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” of a Person means any Person that controls, is controlled by or is under common control with such other Person, including but not limited to, in the case of any Person that is an entity and not a natural person, any officer, director, stockholder or other owner (if holding equity in such entity having more than 1% of such entity’s combined voting power or equity value), partner, member, trustee or holder of a similar role, provided that Lime Brokerage LLC, Mark Gorton, and John Martello shall be considered Affiliates of each other for purposes of this Agreement.

“Board” means the Board of Directors of the Company.

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“Charter” means the Company’s Certificate of Incorporation, as may be amended from time to time.1

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means the Company’s common stock, $0.01 par value per share.

“Common Holder” means a Stockholder owning less than 5% of the outstanding Common Stock on a Fully Diluted Basis.

“Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for, Common Stock, including options and warrants.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” shall have the meaning ascribed thereto in Section 3(a).

“Investor” means a Stockholder owning 5% or more of the outstanding Common Stock on a Fully Diluted Basis; provided, however, that Wedbush, Inc. shall be deemed an Investor for so long as it continues to hold no less than 700,000 shares of Common Stock.

“Investor Observer” shall have the meaning ascribed thereto in Section 4.2.

“Instrument of Adherence” shall have the meaning ascribed thereto in Section 2.1.

“New Issuance” shall mean, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Offer Notice” shall have the meaning ascribed thereto in Section 5.1.

“Person” shall mean any individual, partnership, corporation, limited liability company, group, trust, foundation or other legal entity.

“Qualified Public Offering” shall mean an offering to the public of Common Stock at a per share price of not less than $12 (as adjusted for stock splits, reverse stock splits, stock dividends and similar events from and after the date of this Agreement) and gross proceeds of not less than $50,000,000.

[1]	The definition of “Charter” was amended effective as of December 4, 2008, pursuant to stockholder consents.

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The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Common Stock owned or hereinafter acquired by the Stockholders, (ii) any shares of Common Stock issued or issuable upon conversion of any capital stock of the Company acquired by the Stockholders after the date hereof, and (iii) any shares of capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization; excluding in all cases, however, any Registrable Securities sold by a Person in a registration in which the rights under Section 6 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 6.12 hereof.

“Registration Expenses” shall mean the expenses so described in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Stock” shall mean (a) the presently issued and outstanding shares of Common Stock and any options or warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (b) any additional shares of capital stock of the Company hereafter issued and outstanding and (c) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

“Transfer” shall have meaning ascribed thereto in Section 2.1.

Section 2. Restrictions on Transfer.

2.1. Non-Complying Transfers Prohibited. No Stockholder shall sell, assign, transfer, exchange, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of (each, a “Transfer”) all or any Stock now owned by such Stockholder or owned by him, her or it during the term of this Agreement, or any right or interest therein, whether voluntarily or involuntarily, by operation of law, court order, foreclosure, marital property division or otherwise, except in compliance with applicable federal and state securities laws and this Agreement. In addition to any other legal or equitable remedies the Company or such other Stockholders may have, the Company and each of such other Stockholders may enforce his, her or its rights under this Agreement by action(s) for specific performance, to the extent permitted by law, or may obtain a temporary and/or permanent injunction restraining any such Transfer (no bond or other security shall be required in connection with such action). The Company may also

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refuse to recognize any purported transferee as a Stockholder and may continue to treat the Stockholder as a Stockholder for all purposes, including without limitation for purposes of dividend and voting rights, until all applicable provisions of this Agreement have been complied with. The remedies provided herein are cumulative and not exclusive of any other remedies provided herein or by law. Each transferee of any Stock who or which is not already a Stockholder, in addition to complying with the terms and conditions for any Transfer of Stock, shall as a condition precedent to the effectiveness of such Transfer execute and deliver an instrument of adherence hereto in a form acceptable to the Company (an “Instrument of Adherence”), thereby becoming a party hereto and a Stockholder hereunder, an Instrument of Adherence in the form of Exhibit I hereto being a form acceptable to the Company and, (x) with respect to a Transfer from an Investor, such party shall be deemed an Investor for all purposes hereunder, and (y) with respect to a Transfer from a Common Holder, such party shall be deemed a Common Holder for all purposes hereunder. All Transfers permitted or contemplated by this Agreement shall be further limited by and subject to the limitations on transfer set forth in the Charter.

2.2. Rights of First Refusal on Voluntary Transfers.

(a) Offer of Stock to the Company and the Investors. If at any time any Stockholder (the “Selling Stockholder”) desires to Transfer all or any portion of his, her or its Common Stock pursuant to a bona fide offer from a third party (the “Proposed Transferee”), the Selling Stockholder shall, within five (5) business days after the Proposed Transferee has delivered such offer to the Selling Stockholder, submit a written notice to the Company and the other Stockholders which notice shall contain an offer (the “Offer”) to the Company and the Investors to Transfer the Stock proposed to be Transferred (the “Offered Shares”) on terms and conditions, including price, not less favorable to the Company and the Investors than those on which the Selling Stockholder proposes to Transfer such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares, the total number of shares of Stock owned by the Selling Stockholder, the terms and conditions, including price, of the proposed Transfer, and any other material facts relating to the proposed Transfer. The Offer shall further state that each of the Company and the Investors may acquire, in accordance with the provisions of this Section 2.2, all or any portion of the Offered Shares, for the price, including deferred payment terms (without having to comply with any other, non-monetary terms), set forth therein; provided that the rights of the Company and the Investors to acquire the Offered Shares shall be conditioned upon the Company’s and/or the Investors acquiring all of the Offered Shares, in accordance with the provisions of this Section 2.2, for the price and upon the other terms and conditions, including deferred payment, if applicable, set forth in the Offer.

(b) Right of First Refusal of the Company. If the Company (or any assignee of the Company) desires, or determines not, to acquire all or any portion of the Offered Shares, the Company (or its assignee) shall communicate in writing such determination relating to the Offered Shares to the Selling Stockholder and to the other Stockholders within twenty (20) days after the date of receipt of the Offer (the “Company Election”), which communication shall state the number of Offered Shares that the Company (or its assignee) desires to purchase, if applicable.

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(c) Right of First Refusal of the Investors. If the Company (or its assignee) does not elect to purchase all or any portion of the Offered Shares, the Investors shall have the right to purchase up to that number of remaining Offered Shares. Each Investor desiring to purchase any remaining Offered Shares shall deliver written notice to the Selling Stockholder, the other Stockholders and the Company within ten (10) days of the date of receipt of the Company Election, which notice shall state the number of remaining Offered Shares such Investor desires to purchase. In the event the Investors indicated that they desire to purchase in excess of the remaining Offered Shares after the Company or its assignee has elected to acquire or declined to acquire the Offered Shares, then the amount of Offered Shares to be acquired by each Investor shall be allocated among such Investors based upon the percentage of the Common Stock held by each such Investor to the Common Stock held by all Investors who have elected to exercise their right to acquire the Offered Shares under this Section 2.2(c).

(d) Agreement to Purchase and Sell; Closing. In the event that the Company (or its assignee) and/or the Investors (together, the “Purchasers”) elect to purchase, in the aggregate, all of the Offered Shares, then the written notice by the Company (or its assignee) pursuant to Section 2.2(b) and, if there are any remaining Offered Shares, by the Investors pursuant to Section 2.2(c), shall, when taken in conjunction with the Offer, each be deemed to constitute valid, legally binding and enforceable agreements for the sale by the Selling Stockholder to each of the Purchasers of the Offered Shares. Such sales shall be made at the offices of the Company not more than sixty (60) days following the date of receipt of the Offer by the Company and the other Stockholders (the “First Refusal Closing Date”), or such other date or place agreed to by the Selling Stockholder and the Purchasers. Such sales shall be effected by the Selling Stockholder’s delivery to the Purchasers of stock assignment(s) duly endorsed for Transfer of ownership of, and all certificates representing, the Offered Shares, free and clear of any Encumbrances, to the Purchasers against payment to the Selling Stockholder of the purchase price therefor by the Purchasers; provided that the Purchasers shall not be required to meet any non-monetary terms of the Offer, including, without limitation, delivery of other securities in exchange for the Offered Shares, but instead, shall be required to deliver to the Selling Stockholder cash in an amount equal to the fair market value of such securities, as determined by the Board in good faith.

(e) Transfer to Proposed Transferee. Subject to Section 3, but notwithstanding anything to the contrary in this Section 2.2, if the Company and the Investors do not elect to purchase all of the Offered Shares within the time periods required by Section 2.2(b) and 2.2(c), or if the closing of any such accepted offer does not occur by the First Refusal Closing Date, the Selling Stockholder shall not be required to Transfer any Offered Shares to the Company or the Investors, the rights given under this Section 2.2 to the Company and the Investors shall be without further effect and the Selling Stockholder shall be free to Transfer the Offered Shares to the Proposed Transferee at any time within ninety (90) days after the date of receipt of the Offer by the Company and the other Stockholders; provided that any such Transfer shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not Transferred within such period of ninety (90) days shall thereafter again become subject to the requirements of a prior offer pursuant to this Section 2.2.

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(f) Permitted Transferees.2 The provisions of Section 2.1, this Section 2.2 and Section 3 shall not apply to (i) Transfers by any Stockholder to any member of such Stockholder’s family or to any trust for the benefit of such Stockholder or any family member of such Stockholder; (ii) if the Stockholder is an individual, (X) Transfers by the Stockholder to his, her or its guardian or conservator; (Y) Transfers by the Stockholder in the event of his or her death, to his or her executor(s) or administrator(s) or to trustee(s) under his or her will, or otherwise by will or the laws of descent and distribution; and (Z) Transfers by the Stockholder to a corporation or limited liability company, 100% of the securities of which are solely owned by such Stockholder; (iii) if the Stockholder is a corporation, partnership, or limited liability company, Transfers by such Stockholder to its Affiliates, stockholders, partners or members, or to any other Person or entity that controls, is controlled by or is under common control with (as defined in the Securities Act) such Stockholder; or (iv) the Company’s repurchase of capital stock of the Company from an employee or consultant pursuant to the terms of any stock restriction agreement or stock purchase agreement between the holder of such capital stock and the Company (collectively, “Permitted Transferees”); provided that, in any such event, the Stock so Transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement. Upon such execution, Permitted Transferee shall become a Stockholder, and the Company shall take all such action required to effectuate such transfer to a Permitted Transferee and such transfer shall be deemed effective regardless of whether any such action has been taken by the Company. No Transfer of Stock to a Permitted Transferee shall be effective if the purpose of such Transfer shall have been to circumvent the provisions of this Agreement. As used in this Section 2.2(f), the word “family,” with respect to a Person, shall include any spouse, lineal ancestor or descendant (whether natural or adopted), brother or sister of such Person and any spouse of any such lineal ancestor or descendant, brother or sister.

Section 3. Participation in Sales.

(a) Take-Along Right. In the event that a Stockholder (the “Offeree”) receives a bona fide offer from a third party or parties other than the Company, any other Stockholder, or a Permitted Transferee (the “Third-Party Buyer”) to purchase Stock owned by the Offeree (the “Take-Along Shares”), for a specified price payable in cash or otherwise and on specified terms and conditions (the “Take-Along Offer”), and the Offeree proposes to sell or otherwise transfer the Take-Along Shares to the Third-Party Buyer pursuant to the Take-Along Offer, the Offeree shall not effect such sale or transfer unless, in the event the Company and the other Stockholders have not purchased all such Take-Along Shares pursuant to Section 2.2, each other Stockholder is first given the right to sell to the Third-Party Buyer, at the same price per share and on the same terms and conditions as stated in the Take-Along Offer or as otherwise agreed by the Offeree and the other Stockholders with the Third Party Buyer, up to the number of shares of Stock equal to the Take-Along Shares multiplied by a fraction, the numerator of

[2]

Section 2.2(f) was amended as of February 12, 2010, pursuant to Company and Stockholder consents approving an amendment to the types of trusts that qualify as Permitted Transferees. Section 2.2(f) was further amended as of May 13, 2010, pursuant to Company and Stockholder consents approving an amendment to the types of entities that qualify as Permitted Transferees of an individual Stockholder.

INVESTOR RIGHTS AGREEMENT

which shall be the aggregate number of shares of Stock owned by such other Stockholder (calculated on a fully-diluted basis assuming full conversion and exercise of all Derivative Securities, the foregoing being a “Fully Diluted Basis”) and the denominator of which shall be the aggregate number of shares of Stock outstanding on a Fully-Diluted Basis. Each Stockholder with a right to participate in a Take Along Offer is hereinafter referred to as a “Right Holder.”

(b) Notices of Offer and Intent to Participate. If a Right Holder wishes to participate in any sale pursuant to Section 3(a), it shall notify the Offeree in writing of such intention and the number of shares of Stock it wishes to sell pursuant to this Section 3(b) within the period of ten (10) days referred to in Section 2.2(c) above. If the Offeree does not receive such notice from the Right Holder within such period, the Offeree shall be free to consummate the proposed transaction without any obligation to include such Right Holder’s Stock in such transaction.

(c) Sale of Take-Along Shares. The Offeree and any Right Holder that has provided timely notice in accordance with Section 3(b) above, shall sell to the Third-Party Buyer all, or at the option of the Third-Party Buyer, any part of the Stock proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Third-Party Buyer than those stated in the Offer; provided, however, that any purchase of less than all of such Stock by the Third-Party Buyer shall be made from the Offeree and such Right Holders pro rata based upon the relative amount of the Stock that each of the Offeree and each Right Holder are entitled to sell pursuant to Section 3(a).

Section 4. Board of Directors.

4.1. Election of Directors. Each Stockholder shall take or cause to be taken such actions as may be required from time to time to establish and maintain:

(a) The number of persons comprising the Board shall be not more than twelve (12), unless increased by resolution of the Board;

(b) The election to the Board of:

(i) for each Investor, together with its Affiliates, owning 1,000,000 or more shares of Common Stock (after appropriate adjustment for any stock splits, reverse splits, combinations or similar transactions involving one or more classes of securities of the Company as a whole) on a Fully Diluted Basis, one (1) individual to be designated by such Investor and its Affiliates (in each case, for so long as they remain an Investor) (the “Investor Directors”); and

(ii) that number of individuals designated by the Stockholders necessary to fill any vacancies on the Board.

4.2. Removal of Directors; Filling of Vacancies; Investor Observers. Each Stockholder shall take all action necessary to remove forthwith any director when (and only when) such removal is requested for any reason, with or without cause, by the Person(s) that designated such director for election. In the case of the death, resignation or removal as herein

INVESTOR RIGHTS AGREEMENT

provided of a director, each Stockholder shall vote all Stock owned by him, her or it to elect another individual designated by the same Person(s) that designated the deceased, resigning or removed director if, at the time such vacancy occurs, such Person(s) shall have the right to designate a director pursuant to Section 4.1. At any time during the term of this Agreement an Investor may, by written notice to the Company, decline to exercise its right to designate an Investor Director under Section 4.1(a). In the event an Investor declines to designate an Investor Director under Section 4.1(a), the Board seat will remain vacant until such time as such Investor determines to designate a Person to serve on the Board and the parties hereto shall vote to amend the Company’s bylaws to accordingly reduce any quorum requirements for meetings of the Board. The Investor may at any time after it has given notice of a declination of its right to designate an Investor Director under Section 4.1(a), reinstate its right to designate an Investor Director by providing written notice to the Company, and upon such reinstatement of such right, the Company and the Stockholders will take all actions necessary to appoint or elect as a director the Person designated by the Investor in accordance with the provisions of Section 4.1(a). Notwithstanding anything to the contrary in this Agreement, each Investor will have the right to have one representative present during all meetings of the Board and any committee thereof (the “Investor Observer”). The Investor Observer will have the right to be present (either in person or by teleconference or video conference) and address the Board or any committee thereof at all meetings the Board or any committee thereof, and receive copies of all materials and correspondence delivered to the members of the Board or any committee thereof. For purposes of clarity, the Investor Observer is not entitled to vote at any meeting of the Board or any committee thereof as a member of the Board or such committee. Each Investor will cause each of its Investor Observers to agree to abide by and be subject to the obligations imposed upon directors of the Company pursuant to Article XIV of the Company’s bylaws.

4.3. Limitation on Certain Actions by the Company. Without the prior affirmative vote of the holders of at least 70% of the then outstanding shares of Common Stock, the Company shall not:

(a) adopt or effect any plan of sale, merger, consolidation, dissolution, reorganization or recapitalization of the Company;

(b) offer to sell, offer to license, offer to pledge, offer to lease, offer to assign or offer to otherwise dispose, or sell, license, pledge, lease, assign or otherwise dispose, of all or substantially all of the assets of the Company;

(c) issue, sell, deliver or grant any right to purchase any Derivative Securities (except in accordance with Section 5.2(ii)) or any shares of capital stock, or any interest therein, of the Company, other than as contemplated by this Agreement; or

(d) amend or restate the Company’s certificate of incorporation or bylaws.

4.4. Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

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4.5. Specific Enforcement. Each party hereto agrees that its obligations under this Section 4 are necessary and reasonable in order to protect the other parties to this Agreement, and each party expressly agrees and understands that monetary damages would inadequately compensate an injured party for the breach of this Section 4 by any party, that this Section 4 shall be specifically enforceable, and that, in addition to any other remedies that may be available at law, in equity or otherwise, any breach or threatened breach of this Section 4 shall be the proper subject of a temporary or permanent injunction or restraining order, without the necessity of proving actual damages. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

Section 5. Percentage Maintenance.

5.1. Notice of New Issuance. Subject to the terms and conditions of this Section 5 and applicable securities laws, if, at any time after the date hereof, the Company proposes to offer or sell or offers or sells any New Issuances, the Company shall first offer such New Issuances to each Stockholder; provided, however, such Stockholder shall have no right to purchase any such New Issuances if such Stockholder cannot demonstrate to the Company’s reasonable satisfaction that such Stockholder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. Each Stockholder shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to each Stockholder, stating (i) its bona fide intention to offer such New Issuances, (ii) the number of such New Issuances to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Issuances.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Issuances which equals the proportion that the Common Stock issued and held by such Stockholder bears to the total Common Stock of the Company then outstanding (on a Fully Diluted Basis). At the expiration of such twenty (20) day period, the Company shall promptly notify each Stockholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Stockholder”) of any other Stockholder’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Issuances for which Stockholder was entitled to subscribe but that were not subscribed for by the Stockholder which is equal to the proportion that the Common Stock issued and held by such Fully Exercising Stockholder bears to the Common Stock issued and held, by all Fully Exercising Stockholder who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 5.1(b) shall occur within sixty (60) days of the date that the Offer Notice is given.

(c) If all New Issuances referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 5.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 5.1(b), offer and sell

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the remaining unsubscribed portion of such New Issuances to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Issuances within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Issuances shall not be offered unless first reoffered to the Stockholders in accordance with this Section 5.1.

5.2. Exempt Issuances. The right of first offer in this Section 5 shall not be applicable to (i) as a dividend or distribution payable pro rata to all holders of Common Stock; (ii) pursuant to the grant or exercise of options to purchase up to an aggregate of 500,000 shares of Common Stock (subject to ratable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares) issued or issuable to employees, directors or consultants of the Corporation or any subsidiary thereof pursuant to the Option Plans (as hereinafter defined); (iii) in connection with any acquisition (by merger or otherwise) by the Company or any subsidiary of the Company of all or substantially all of the assets or equity interests of any other entity; provided that, the issuance of such securities does not exceed one percent (1%) of the then total number of shares of Common Stock Deemed Outstanding (as such term is defined in the Charter); (iv) in connection with joint ventures, strategic alliances, corporate partnerings, equipment lease financings or bank credit arrangements entered into for non-equity financing purposes provided that, the issuance of such securities does not exceed one percent (1%) of the then total number of shares of Common Stock Deemed Outstanding; or (v) pursuant to a Qualified Public Offering covering the offer and sale of Common Stock.

5.3. Rights of New Purchasers. Any purchaser in a New Issuance who is not currently a Stockholder shall be required, as a condition to the purchase, to execute an Instrument of Adherence. Upon such execution of an Instrument of Adherence, such purchaser shall become a Stockholder. In the event that any Stockholder, whether through participation in a New Issuance or a transfer of previously issued Stock, becomes the owner of more than 5% of the issued and outstanding Stock (on a Fully Diluted Basis), then such Stockholder shall be deemed to be, and to have all the rights and obligations hereunder of, an “Investor” for purposes of this Agreement (provided, however, that any Stockholder which, when together with its Affiliates, owns more than 5% of the Issued and outstanding Stock (on a Fully Diluted Basis) shall, together as a group, be considered an “Investor”), and the parties hereto agree to take all commercially reasonable action as is necessary to amend this agreement to provide such rights to such Stockholder.

Section 6. Registration Rights.

6.1. Restrictive Legend.3 Each certificate representing Stock shall, except as otherwise provided in this Section 6, be stamped or otherwise imprinted with a legend

[3]	Section 6.1 was amended effective as of December 4, 2008, pursuant to stockholder consents to address a name change effected by the Company.

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substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT, AS AMENDED, AMONG BATS GLOBAL MARKETS, INC. AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF SUCH COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF SUCH COMPANY.

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either the opinion referred to in Section 6.2(i) below or the “no-action” letter referred to in Section 6.2(ii) below.

6.2. Notice of Proposed Transfer. Prior to any proposed sale, pledge, hypothecation or other transfer of any Registrable Securities (other than under the circumstances described in Section 6.3 or 6.4 or to an Affiliate), the holder thereof shall give written notice to the Company of its intention to effect such sale, pledge, hypothecation or other transfer. Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Company, shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel shall be required for a distribution to one or more partners (in the case of a transferor that is a partnership), stockholders (in the case of a transferor that is a corporation) or members (in the case of a transferor that is a limited liability company) of the transferor, in each

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case in respect of the beneficial interest of such partner, stockholder or member. Each certificate for Registrable Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 6.1, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or “no-action” letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 6.2 shall not apply to securities which are not required to bear the legend prescribed by Section 6.1 in accordance with the provisions of that Section.

6.3. Required Registration.

(a) At any time after the date that is six (6) months after the closing of the Company’s first underwritten public offering of its Common Stock under the Securities Act (“IPO”), any Investor may request that the Company register for sale under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting holder or holders for sale in the manner specified in such notice; provided, however, that the anticipated gross proceeds of any offering and registration pursuant to this Section 6.3 shall be at least $10,000,000.

(b) Following receipt of any notice under this Section 6.3, the Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders). The Company shall be obligated to register the Registrable Securities pursuant to this Section 6.3 on two (2) occasions only, and not more than once in any consecutive twelve (12) month period. Notwithstanding anything to the contrary contained herein, the Company shall not be required to effect a registration pursuant to this Section 6.3 during the period commencing sixty (60) days prior to the estimated filing date of, and ending on the date which is one hundred twenty (120) days after the effective date of a registration statement filed by the Company covering an underwritten public offering of the Common Stock under the Securities Act; provided that, the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and such estimate of the filing date is made in good faith.

(c) If the holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it shall so advise the Company as a part of their request made pursuant to this Section 6.3 and the Company shall include such information in the written notice referred to in paragraph (b) above. The right of any holder to registration pursuant to this Section 6.3 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the

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underwriting. If such method of disposition is an underwritten public offering, the holder shall designate the managing underwriter of such offering, which underwriter shall be reasonably acceptable to the Company. A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds, subject to the limitations required by the managing underwriter as provided for in Section 6.3(d) below.

(d) Without the prior written consent of the Investors, the Company will not include in any registration under this Section 6.3 any securities other than (a) Registrable Securities, (b) shares of stock pursuant to Section 6.4 hereof, and (c) securities to be registered for offering and sale on behalf of the Company. If the managing underwriter(s) advise the Company in writing that in their opinion the number of shares of Registrable Securities and, if permitted hereunder, other securities in such offering, exceeds the number of shares of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Investor, the Company will include in such registration, prior to the inclusion of any securities which are not shares of Registrable Securities, the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within the price range of such offering, subject to the following order of priority: (A) first, the securities requested to be included therein by the Investors, pro rata among the Investors on the basis of the number of shares of stock requested to be included in such registration; and (B) second, any other securities requested to be included in such registration by other Stockholders of the Company, pro rata among such stockholders on the basis of the number of shares of Stock requested to be included in such registration; and (C) third, the securities to be registered on behalf of the Company.

6.4. Incidental Registration. If the Company at any time (other than with respect to its IPO) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public), each such time it will promptly give written notice to all holders of the Registrable Securities of its intention to do so after the initial filing but before effectiveness of the registration statement relating thereto. Upon the written request of any such holder, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use its best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by the holder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the holders of Registrable Securities as a part of the written notice given pursuant to this Section 6.4. In such event the right of any holder of Registrable Securities to registration pursuant to this Section 6.4 shall be conditioned upon such holder’s participation in such underwriting to the extent provided herein. All holders of Registrable Securities proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 6.4, if the underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company

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shall include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in by the Investors, allocated pro rata among the Investors based on the number of shares owned by each such Investor, (iii) the Registrable Securities requested to be included in such registration by all other holders of Registrable Securities, allocated pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holder, and (iv) fourth, other securities requested to be included in such registration. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 6.4 without thereby incurring any liability to the holders of Registrable Securities. If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

6.5. Registration on Form S-3.

(a) If at any time (i) the holders of the Registrable Securities constituting at least twenty percent (20%) of the total Registrable Securities then outstanding request that the Company file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $5,000,000 and (ii) the Company is a registrant entitled to use Form S-3 or any successor form thereto to register such shares, then the Company shall use its best efforts to register the offer and resale of the number of shares of Registrable Securities specified in such notice under the Securities Act on Form S-3 or any successor form thereto, for public sale in accordance with the method of disposition specified in such notice. Whenever the Company is required by this Section 6.5 to use its best efforts to effect the registration of Registrable Securities, each of the applicable procedures and requirements of Sections 6.3 and 6.4, including, but not limited to, the requirement that the Company notify all holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering (provided, however, that holders shall have no more than fifteen (15) days to reply to the Company’s notice in order to participate in the offering), shall apply to such registration.

(b) The Company shall use its best efforts to qualify for registration on Form S-3 or any successor form or forms and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of that Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form.

6.6. Registration Procedures. If and whenever the Company is required by the provisions of Section 6.3, 6.4 or 6.5 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) Prepare and file with the Commission a registration statement with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

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(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) Furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) Use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) Use its commercially reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f) Immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and all holders hereby agree that they shall not use any such prospectus or registration statement once so notified;

(g) If the offering is underwritten and at the request of any seller of Registrable Securities, use its commercially reasonable best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effect as reasonably may be requested by counsel for the underwriters, and delivers copies of such opinion to the sellers of Registrable

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Securities and (ii) a letter dated such date from the independent public accountants retained by the Company addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(h) Upon reasonable notice and at reasonable times during normal business hours, provide each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(i) Cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two business days prior to any sale of Registrable Securities;

(j) Permit any holder of Registrable Securities which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included; and

(k) Cooperate with the holders requesting registration pursuant to this Section 6, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the holders, in efforts to sell the Registrable Securities under the offering (including without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

In connection with each registration pursuant to this Section 6, the holders of Registrable Securities will timely furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be deemed necessary in order to assure compliance with federal and applicable state securities laws and such Sellers shall provide the Company with appropriate representations with respect to the accuracy of such information and shall, in connection with any underwritten offering, become party to an

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underwriting agreement in connection therewith in form and substance reasonably acceptable to the underwriters and the Company.

6.7. Expenses.

(a) All expenses incurred by the Company in complying with Sections 6.3, 6.4 and 6.5, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, reasonable fees and disbursements of counsel to Sellers of Registrable Securities and fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.”

(b) The Company will pay all Registration Expenses in connection with each registration statement under Section 6.3, 6.4 or 6.5. All Selling Expenses in connection with each registration statement under Section 6.3, 6.4 or 6.5 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

6.8. Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 6.3, 6.4 or 6.5, the Company will indemnify, defend and hold harmless each holder of Registrable Securities, its officers, directors, members and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, member, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 6.3, 6.4 or 6.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof) or (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”) and will reimburse each such seller, and such officer, director, member and partner, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim,

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damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 6.3, 6.4 or 6.5, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify, defend and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 6.3, 6.4 or 6.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus. The liability of each seller hereunder shall be limited to the net proceeds received by such seller from the sale of such Registrable Securities. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 6.8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 6.8 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably

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satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on a written opinion of counsel, that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action; provided that no such consent shall be required for any settlement which provides a full release for such indemnified party and solely for the payment of money. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 6.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 6.8; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the net proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

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(e) The indemnities and obligations provided in this Section 6.8 shall survive the transfer of any Registrable Securities by such holder.

6.9. Changes in Common Stock or Preferred Shares. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

6.10. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor rule);

(b) Use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) Furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

6.11. “Market Stand-Off” Agreement. Each Stockholder agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, (i) not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such holder or are thereafter acquired), or (ii) not to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, whether in privately negotiated or open market transactions, during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

(a) Such agreement only applies to the Company’s first underwritten public offering of its Common Stock under the Securities Act; and

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(b) Only so long as all holders of Registrable Securities, all officers and directors of the Company, all persons including shares in such offering and all holders of one percent (1%) or more of the outstanding shares of all classes of capital stock of the Company are bound by similar agreements.

The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

6.12. Miscellaneous.

(a) The rights granted to the Investors under this Section 6 with respect to Registrable Securities may be transferred to any Permitted Transferee of any Investor; provided that (i) such transferee agrees in writing to be bound by the provisions of this Agreement and (ii) at the time of transfer the Company is given written notice of the name and address of the transferee and the number and type of Shares being transferred.

(b) The rights granted to the Investors under this Section 6 shall terminate on the earlier of: (i) the fourth anniversary of a Qualified Public Offering; or (ii) the date when all Registrable Securities may be resold pursuant to Rule 144(k).

(c) The Company shall not grant any other registration rights without the consent of the Investors.

Section 7. Covenants of the Company.

7.1. Financial Reports and Litigation Information.

(a) Financial Reports. The Company will maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis. The Company will deliver the following to the Investors:

(i) Within forty five (45) days after the end of each month in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and the statements of income and cash flows unaudited but prepared in accordance with generally accepted accounting principles, such balance sheet to be as of the end of such month and such statements of income and cash flows to be for such month and for the period from beginning of the fiscal year to the end of such month; provided that quarterly financial statements may be substituted for monthly financial statements if the Board unanimously consents to such substitution;

(ii) Within one hundred thirty-five (135) days after the end of each fiscal year of the Company, a balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of income and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and reviewed by a firm of independent public accountants of recognized national or regional standing selected by the Board; and

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(iii) On or before the first day of each fiscal year, the Company shall furnish to each Investor an annual budget (including projected monthly consolidated and consolidating income statements, balance sheets and statements of cash flow) for such fiscal year.

(b) Termination of Provisions. The obligations of the Company under this Section 7.1 shall terminate at such time as the Common Stock is registered under Section 12 of the Exchange Act.

7.2. Option Plans.4 The Company has reserved an aggregate of 2,195,417 shares of Common Stock for issuance to directors, employees and consultants of the Company pursuant to the Company’s Amended and Restated 2008 Stock Option Plan, 2009 Stock Option Plan, and any predecessor plans (collectively, the “Option Plans”). All options to be granted under the Option Plans after the date of this Agreement shall be subject to vesting over a four (4) year period, 25% upon the first anniversary of the option grant, with the remaining 75% vesting monthly thereafter equally over the following thirty-six (36) months, unless otherwise approved by the Board. In addition to the Option Plans, the Company has entered into that certain Substitute 2008 Stock Option and Award Agreement, dated effective as of January 1, 2008, with David Cummings pursuant to which the Company has issued options to David Cummings to purchase 81,250 shares of Common Stock upon the other terms and conditions set forth in such agreement.

7.3. D&O Insurance. The Company shall use its commercially reasonable efforts to maintain directors and officers liability insurance in an amount acceptable to the Board.

7.4. Indemnification. The Company shall at all times provide for indemnification of the members of the Board to the full extent permitted by law.

7.5. Termination of Covenants. The covenants set forth in this Section 7 shall be of no further force or effect upon the closing of the Qualified Public Offering.

Section 8. Representations and Warranties.

8.1. Representations and Warranties of Corporate Stockholders. Each Stockholder that is a corporation hereby represents and warrants to the Company and to each other Stockholder as follows:

[4]

Section 7.2 was amended effective as of April 8, 2008, pursuant to Board and Stockholder consents approving an increase in the shares of Common Stock that may be issued pursuant to stock awards under the 2008 Option Plan. Section 7.2 was further amended as of April 3, 2009, pursuant to Board approval and Stockholder consents approving an additional increase in the shares of Common Stock that may be issued pursuant to stock awards and reference to the newly adopted 2009 Option Plan.

INVESTOR RIGHTS AGREEMENT

(a) Organization and Authority. Such Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Such Stockholder has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Corporate Action. Such Stockholder has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of the certificate of incorporation or by-laws of such Stockholder or any contract, commitment, indenture, lease or other agreement to which such Stockholder is a party or by which such Stockholder or any of its assets is bound.

(d) Binding Obligation. This Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due and valid execution and delivery of this Agreement by all other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy.

8.2. Representations and Warranties of Individual Stockholders. Each Stockholder who is an individual hereby represents and warrants to the Company and to each other Stockholder as follows:

(a) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of any contract, commitment, indenture, lease or other agreement to which such Stockholder is a party or by which such Stockholder or any of his or her assets is bound.

(b) Binding Obligation. This Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due and valid execution and delivery of this Agreement by all other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principals of equity and public policy.

8.3. Representations and Warranties of Other Stockholders. Each Stockholder that is a trust, partnership, foundation, limited liability company or similar entity hereby represents and warrants to the Company and to each other Stockholder as follows:

(a) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or

INVESTOR RIGHTS AGREEMENT

provision of any contract, commitment, indenture, lease or other agreement to which such Stockholder is a party or by which such Stockholder or any of his assets is bound.

(b) Binding Obligation. This Agreement has been duly and validly executed and delivered by such Stockholder, and assuming the due and valid execution and delivery of this Agreement by all other parties hereto, constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principals of equity and public policy.

(c) Authority. The partner, member or manager of such Stockholder executing this Agreement has the power and authority to enter into this Agreement and such partner and Stockholder each have the power and authority to consummate the transactions on behalf of such Stockholder contemplated hereby.

8.4. Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder as follows:

(a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Corporate Action. The Company has taken all corporate action necessary for it to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) Absence of Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation of, or default under, or conflict with, or require any consent under any term or provision of the certificate of incorporation or by-laws of the Company or any contract, commitment, indenture, lease or other agreement to which the Company is a party or by which it or any of its assets is bound.

(d) Binding Obligation. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due and valid execution and delivery of this Agreement by all other parties hereto, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors generally, and by general principles of equity and public policy.

Section 9. Additional Shares of Stock; Etc. In the event additional shares of Stock are issued by the Company to a Stockholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into shares of Stock, the Company shall cause, and the Stockholders agree that, such additional shares of Stock, as a condition to such issuance, to become subject to the terms and provisions of this Agreement.

INVESTOR RIGHTS AGREEMENT

Section 10. Duration of Agreement; Compliance. The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder, to the extent not terminated earlier pursuant to another provision of this Agreement, upon the earlier to occur of (a) the tenth anniversary of the date hereof and (b) a Qualified Public Offering. Provided, however, that, notwithstanding the foregoing, the provisions of Section 6 shall survive and shall terminate in accordance with Section 6.13(b).

Section 11. Severability; Governing Law. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

Section 12. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, transferees, legal representatives and heirs.

Section 13. Notices.5 All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below with respect to the Company or at such other address as may hereafter be designated in writing by such party to the other parties:

if to the Company, to:

BATS Global Markets, Inc. 8050 Marshall Dr., Suite 120 Lenexa, KS 66214 Telecopy: 913-815-7119 Attention: Joseph Ratterman

with a copy to:

Foley & Lardner LLP 321 North Clark Street, 28th Floor Chicago, IL 60654 Telecopy: 312-832-4700 Attention: J. Craig Long, Esq.

if to any Stockholder, at such Stockholder’s address set forth on the books and records of the Company.

[5]	Section 13 was amended effective as of December 4, 2008, pursuant to stockholder consents to address a name change effected by the Company as well as address changes.

INVESTOR RIGHTS AGREEMENT

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

Section 14. Modifications and Amendments. This Agreement may not be amended, modified or discharged orally, nor may any waivers or consents be given orally hereunder, and every such amendment, modification, waiver and consent shall be in writing and, except as otherwise provided in this Agreement, shall be signed by the Person against which enforcement thereof is sought. This Agreement may be amended or any waiver of any term or condition hereof consented to with the written consent of the Company and holders of at least a majority of the outstanding shares of Registrable Securities; provided, however, that, (i) this Section 14 and Section 4.1(b)(ii) may only be amended with the written consent of the Company and holders of at least a majority of the outstanding shares of Common Stock, (ii) this Section 14 and Sections 2 through and including 7 may only be amended with the written consent of the Company and Investors holding a majority of aggregate number of shares of Stock owned by all the Investors, and (iii) any amendment to any provision of this Agreement that materially adversely affects the rights of any Investor shall not be effective against such Investor unless and until consented to in writing by such Investor. Any amendment, termination or waiver effected in accordance with this Section 14 shall be binding on all parties hereto, regardless of whether such party has consented thereto.

Section 15. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 16. Jurisdiction and Service of Process. Any legal dispute with respect to this Agreement shall be brought in the federal or state courts located in Wilmington, Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and acknowledges and agrees that venue therein is proper and not inconvenient. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address provided pursuant to determined in accordance with Section 13 hereof.

Section 17. Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity or pursuant hereto, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

INVESTOR RIGHTS AGREEMENT

Section 18. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

Section 19. Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement shall survive (i) the execution and delivery hereof, and (ii) any investigations made by or on behalf of the parties, and shall remain in full force and effect following the execution and delivery of this Agreement. No claim shall be made by a party for any alleged misrepresentation or breach of warranty by any other party unless notice for such claim shall have been given to such other party in accordance with the notice provision hereof prior to the expiration of the survival period specified above with respect to such representation or warranty. All covenants of any party hereto shall survive the execution and delivery hereof for the period of time specified within such covenant, and if no period of time is therein specified, until this Agreement is terminated in accordance herewith.

Section 20. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

Section 21. Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings with respect thereto.

Section 22. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first above written.

BATS HOLDINGS, INC.

By:
Name:
Title:

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

GETCO, LLC

By:
Name:
Title:

WEDBUSH, INC.

By:
Name:
Title:

STRATEGIC INVESTMENTS I, INC.

By:
Name:
Title:

ML IBK POSITIONS, INC.

By:
Name:
Title:

INVESTOR RIGHTS AGREEMENT

LIME BROKERAGE LLC

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON NEXT FUND, INC.

By:
Name:
Title:

CITIGROUP FINANCIAL PRODUCTS, INC.

By:
Name:
Title:

LABMORGAN INVESTMENT CORPORATION

By:
Name:
Title:

DB INVESTMENT PARTNERS, INC.

By:
Name:
Title:

By:
Name:
Title:

FIRST TRUST CORPORATION TTEE FBO: MARK GORTON

By:
Name:
Title:

INVESTOR RIGHTS AGREEMENT

David R. Cummings

Joseph P. Ratterman

Sandra M. Ratterman

Robert Alumbaugh

Karissa L. Alumbaugh

Kelly R. Burkhart

Katherine S. Burkhart

Peter Buckley

John Martello

Kara Miller

Michael Miller

Jeffrey Gratton

INVESTOR RIGHTS AGREEMENT

EXHIBIT I

FORM OF

INSTRUMENT OF ADHERENCE

The undersigned,                     , in order to become the owner or holder of              shares of the capital stock of BATS Global Markets, Inc., a Delaware corporation (the “Company”), hereby agrees to become a party to that certain Investor Rights Agreement dated as                     , 2008, as amended, (the “Agreement”) among the Company and the other parties thereto, and to be bound by all provisions thereof. The undersigned agrees to become a Stockholder (as defined in the Agreement) under the terms of the Agreement. The shares of capital stock shall be deemed Stock (as defined in the Agreement) and the undersigned shall be deemed a Stockholder for all purposes thereunder. This Instrument of Adherence shall take effect and shall become a part of said Agreement immediately upon execution by the undersigned hereto and acceptance thereof by the Company.

Executed as a contract under seal as of the date set forth below:

[SIGNATURE BLOCKS FOR BATS GLOBAL MARKETS AND STOCKHOLDER]

WRITTEN CONSENT OF THE STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS OF

BATS GLOBAL MARKETS, INC.

May 13, 2010

The undersigned, constituting stockholders of BATS Global Markets, Inc., a Delaware corporation (the “Corporation”), holding sufficient stock to take the actions set forth herein, in lieu of a special meeting, hereby adopt the following resolutions and take the following actions by written consent pursuant to Section 228 of the Delaware General Corporation Law:

NOW, THEREFORE, BE IT RESOLVED, that the Corporation’s Investor Rights Agreement is amended, substantially in the form attached as Exhibit A, to define a corporation or limited liability corporation owned 100% by an individual stockholder as a “Permitted Transferee” pursuant to Section 2.2(f).

THE ACTIONS TAKEN BY THE CONSENT shall have the same force and effect as if taken by the undersigned at a special meeting of the stockholders of the Corporation duly called and constituted pursuant to the laws of the State of Delaware and the Corporation’s Bylaws. This consent may be signed in any number of counterparts. Facsimile signatures shall constitute original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned, constituting stockholders of the Corporation holding sufficient stock to take the actions set forth herein, have executed this Consent effective the date first written above.

/s/ David R. Cummings
David R. Cummings		Joseph P. Ratterman
Date:	May 5, 2010	Date:

/s/ Robert Alumbaugh
Robert Alumbaugh		Sandra M. Ratterman
Date:	May 10, 2010	Date:

/s/ Karissa L. Alumbaugh		/s/ Kelly R. Burkhart
Karissa L. Alumbaugh		Kelly R. Burkhart
Date:	May 7, 2010	Date:	May 5, 2010

/s/ John Martello		/s/ Katherine S. Burkhart
John Martello		Katherine S. Burkhart
Date:	June 9, 2010	Date:	May 5, 2010

/s/ Mark Gorton		/s/ Peter Buckley
NTC & Co. FBO Mark Gorton		Peter Buckley
Date:	May 6, 2010	Date:	May 6, 2010

/s/ Kara L. Kohart
Kara L. Kohart		Michael J. Vizintos
Date:	May 5, 2010	Date:

/s/ Kimberly I. McEnaney
Jeffrey M. Gratton		Kimberly I. McEnaney
Date:		Date:	May 10, 2010

/s/ Andrew Brown		/s/ Kenneth Conklin III
Andrew Brown		Kenneth Conklin III
Date:	May 5, 2010	Date:	May 5, 2010

/s/ Jessica Kingsbury
Christopher Isaacson		Jessica Kingsbury
Date:		Date:	May 5, 2010

/s/ Troy Wolf
Tamara E. Schademann		Troy Wolf
Date:		Date:	May 5, 2010

/s/ Michael Bishop
John L. Schademann		Michael Bishop
Date:		Date:	May 5, 2010

/s/ Doug Eck
Doug Eck		Liana Klegseth
Date:	May 5, 2010	Date:

/s/ Jason Forst
Jason Forst		Tim Gorsline
Date:	May 14, 2010	Date:

/s/ Paul Rose
Paul Rose		Jason Pope
Date:	May 5, 2010	Date:

GETCO Strategic Investments, LLC		WEDBUSH, Inc.

By:	/s/ John McCarthy	By:
Title:	General Counsel	Title:
Date:	May 13, 2010	Date:

Lehman Brothers Holdings Inc.		Lime Brokerage Holding LLC

By:	/s/ Douglas Lambert	By:	Michael Richter
Title:	SVP	Title:	CFO
Date:	May 11, 2010	Date:	May 5, 2010

Strategic Investments I, Inc.		Credit Suisse First Boston Next Fund, Inc.

By:		By:
Title:		Title:
Date:		Date:

ML IBK POSITIONS, INC.		LabMorgan Investment Corporation

By:	/s/ Sam Nayden	By:	/s/ Luis Valdich
Title:	Vice President	Title:	President
Date:	May 18, 2010	Date:	May 5, 2010

Citigroup Financial Products, Inc.		DB Investment Partners, Inc.

By:		By:	/s/ Heide Silverstein/Sandra West
Title:		Title:	President/Secretary
Date:		Date:	May 7, 2010

Louvre Trustees Limited as Trustee of the Fitzwilliam EBT Sub Trust 43

By:	/s/ Jon Bachelet/Siobhan Nicolle
Title:	Authorized Signatures
Date:	May 5, 2010

WRITTEN CONSENT

OF

BATS GLOBAL MARKETS, INC.

IN WITNESS WHEREOF, with respect to the foregoing resolution approving amendment of the Corporation’s Investor Rights Agreement, BATS GLOBAL MARKETS, INC. has executed this Consent effective the date first written above.

BATS GLOBAL MARKETS, INC.

By:	/s/ Joe Ratterman
Title:	Chief Executive Officer